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                                                                    Exhibit 10.4

                         FORM OF TAX SHARING AGREEMENT
                         -----------------------------


     THIS TAX SHARING AGREEMENT ("AGREEMENT") is made and entered into as of the ____ day of ____________, 1996 by and between (i) VENCOR, INC., a Delaware corporation ("VENCOR"), and (ii) ATRIA COMMUNITIES, INC., a Delaware corporation ("ATRIA").

RECITALS:

     A. On the date hereof, Vencor and its subsidiaries have transferred to Atria the assisted living division of Vencor ("DIVISION") in connection with an initial public offering of common stock of Atria.

     B. On the date that Atria consummates the sale of its common stock in the initial public offering ("CLOSING DATE"), Atria and its subsidiaries (hereinafter referred to as the "ATRIA GROUP") will not continue to be included in Vencor's consolidated income tax returns.

     C. The parties desire to set forth certain agreements they have reached with respect to certain Federal, state and local tax liabilities.

AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual agreements provided for herein, the parties hereto hereby agree as follows:

     1. MANNER OF PREPARING RETURNS. All tax returns to be filed after the Closing Date shall, in the absence of a change in law or other authority, be prepared on a basis consistent with the elections, accounting methods, conventions and principals of taxation used for the most recent taxable periods for which tax returns involving that precise item have been filed; provided, however, that (i) either party may take an inconsistent position with that previously taken to the extent that such position does not create an increase in tax to the other party and (ii) either party may take an inconsistent position which increases the tax of the other party if at the time of taking such inconsistent position it pays to the other party the increase in tax (without interest) which will result to the other party as a result of the inconsistent position.

     2.   UNFILED TAX RETURNS.

          (a) In filing all income tax returns for the taxable year beginning in 1996, each party will file all such returns in a manner which is consistent with the position that the last day on which any member of the Atria Group is included in Vencor's
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affiliated group was the day immediately preceding the Closing Date.

          (b) All consolidated Federal income tax returns which are required to be filed for periods beginning before the Closing Date shall be prepared and filed by Vencor.

          (c) Atria shall supply Vencor on or before December 15, 1996, with true and correct Federal income tax returns of each member of the Atria Group for the taxable year ended May 31, 1996, computed as though a consolidated income tax return was not filed for such period. Such Federal income tax returns shall be made solely by reference to Atria and each of its subsidiary's items of income, deduction and credit for the taxable year then ended, notwithstanding that any such item may require a different treatment or limitation on a consolidated Federal income tax return. Within 60 days of receipt of the Federal income tax returns for such taxable year referred to above, Vencor shall advise Atria, in writing, of any changes, modifications, additions or deletions which Vencor believes appropriate in order to properly reflect the separate income tax liability of any member of the Atria Group in accordance with the provisions of this Section 2(c). In the event that Atria does not agree with any of the changes, modifications, additions or deletions made by Vencor, and Vencor and Atria are unable to resolve their differences, then the issue shall be submitted to the firm of certified public accountants then regularly serving Vencor whose decision shall be final, binding and conclusive upon the parties.

          (d) Atria shall supply Vencor on or before July 15, 1997 with true and correct Federal income tax returns of each member of the Atria Group for the period beginning on June 1, 1996 and ending on the day immediately preceding the Closing Date ("STUB PERIOD"), computed in the same manner as provided in Section 2(c) with respect to the income tax returns for the taxable year ended May 31, 1996. The balance of the provisions of Section 2(c) shall apply equally to the tax returns Atria is required to deliver to Vencor with respect to the Stub Period.

          (e) At the time that Atria delivers to Vencor the Federal income tax returns referred to in Sections 2(c) and 2(d), Atria shall pay to Vencor an amount equal to the excess, if any, (i) the net Federal income tax which the Atria Group would have had to pay to the Internal Revenue Service based upon such Federal income tax returns, over (ii) the amount of all payments or intercompany charges previously made by, or charged to, the Atria Group with respect to Federal income tax for the applicable period. If Vencor disagrees with the Federal income tax returns provided to it by Atria in accordance with the provisions of Sections 2(c) and 2(d) and (i) the adjustment made by Vencor increases the Federal income tax liability which should have been reflected on such Federal income tax returns, then within ten

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days after any such adjustment (or portion thereof) is agreed to by the parties or determined by Vencor's firm of certified public accountants, as applicable, Atria shall pay such additional tax to Vencor, or (ii) the adjustment made by Vencor decreases the Federal income tax liability which should have been reflected on such Federal income tax returns, then within ten days after any such adjustment (or portion thereof) is agreed to by the parties or determined by Vencor's firm of certified public accountants, as applicable, Vencor shall pay to Atria an amount equal to the reduced tax liability. If the amount referred to in (ii) above exceeds the amount referred to in (i) above, then within ten days following the date on which the Federal income tax liability of the Atria Group for the applicable period is agreed to by Vencor and Atria (or determined by Vencor's certified public accountants, if applicable), Vencor shall pay to Atria such excess.

          (f) With respect to the Stub Period, if any of the income of the Atria Group is from a partnership in which a member of the Atria Group is a partner and such income is included in Vencor's income for financial reporting purposes, but is not properly includible in the consolidated Federal income tax return of Vencor or a member of Vencor's affiliated group after the Closing Date ("VENCOR GROUP") for the Stub Period, then on or before July 15, 1997, Vencor shall pay to Atria an amount equal to the Federal income tax attributable to the partnership income included by Vencor for financial reporting purposes.

          (g) With respect to the Stub Period, if the Atria Group has a loss from a partnership in which a member of the Atria Group is a partner and such loss is included in Vencor's income for financial reporting purposes, but is not properly includible in the consolidated Federal income tax return of the Vencor Group for the Stub Period, then on or before July 15, 1997, Atria shall pay to Vencor an amount equal to the Federal income tax benefit to Vencor attributable to the partnership loss included by Vencor for financial reporting purposes.

          (h) If the Federal income tax returns delivered by Atria to Vencor pursuant to the provisions of Sections 2(c) or 2(d) indicate a net loss, Vencor shall pay to Atria, within 60 days of the receipt of such tax returns, an amount equal to the excess, if any, of (i) the refund which Vencor and its affiliated group will be entitled to receive based upon such Federal income tax returns over (ii) the amount of all payments or intercompany credits previously made to, or credited to, the Atria Group with respect to Federal income tax for the applicable period; plus the amount, if any, of all payments or intercompany charges previously made by, or charged to, the Atria Group with respect to Federal income tax for the applicable period. If Vencor disagrees with the Federal income tax returns provided to it by Atria in accordance with the provisions of Sections 2(c) or 2(d)

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and the adjustment made by Vencor reduces the refund or creates a Federal income tax liability which should have been reflected on such Federal income tax returns, then within ten days after such adjustment (or portion thereof) is agreed to by the parties or determined by Vencor's firm of certified public accountants, as applicable, the appropriate party shall make payment to the other. If the amount referred to in (ii) above exceeds the amount referred to in (i) above, then within ten days following the date on which the Federal income tax liability of the Atria Group for the applicable period is agreed to by Vencor and Atria (or determined by Vencor's certified public accountants, if applicable), Atria shall pay to Vencor such excess.

          (i) All state and local income tax returns which include both a member of the Vencor Group and a member of the Atria Group that are required to be filed for any period beginning before the Closing Date shall be prepared and filed by Vencor. The provisions of Sections 2(c) through 2(h), inclusive, shall apply with respect to all such state and local income tax returns.

          (j) All Federal, state and local tax returns with respect to taxes which are not measured by income which are due after the Closing Date shall be prepared, filed and paid by the member of the Vencor Group or Atria Group which would be responsible for the payment of the taxes if such companies were at all times unrelated to each other.

          (k) All Federal income tax returns for periods beginning subsequent to the Closing Date shall be prepared by Vencor with respect to the Vencor Group and by Atria with respect to the Atria Group.

     3.   AUDIT ADJUSTMENTS.

          (a) If as a result of an audit of an income tax return of the Vencor Group or any member thereof an adjustment is made by a tax regulatory authority which relates to the Division, results in additional tax payable by the Vencor Group and results in a Temporary Difference (as hereinafter defined) in Vencor's opinion, Vencor shall give prompt notice thereof to Atria setting forth in detail the adjustment and whether Vencor intends to challenge the adjustment. Upon the adjustment becoming final (within the meaning of Section 5(d)), if the adjustment results in a Temporary Difference, Atria shall be required to pay to Vencor the additional tax (without interest) which Vencor is required to pay as a result of the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or (ii) a determination that the adjustment results in a Temporary Difference.

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          (b) If as a result of an audit of an income tax return of the Vencor
Group or any member thereof an adjustment is made by a tax regulatory authority or pursuant to an amended return or refund claim which relates to the Division and results in a decrease in the tax payable by the Vencor Group and might conceivably result in a Temporary Difference, Vencor shall give prompt notice thereof to Atria setting forth in detail the adjustment and its opinion as to whether the adjustment results in a Permanent Difference (as hereinafter defined) or a Temporary Difference. Upon the adjustment becoming final, or the amended return or refund claim being accepted, as applicable, (i) if the adjustment results in a Permanent Difference, no payment shall be made to Atria and (ii) if the adjustment results in a Temporary Difference, Vencor shall be required to pay to Atria an amount equal to the decrease in tax (without interest) resulting from the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or the amended return or refund claim is accepted, as applicable, or (ii) a determination that the adjustment results in a Temporary Difference.

          (c) If as a result of an audit of an income tax return of the Atria Group or any member thereof an adjustment is made by a tax regulatory authority which results in additional tax payable by the Atria Group and which results in a Temporary Difference in Atria's opinion, Atria shall give prompt notice thereof to Vencor setting forth in detail the adjustment and whether Atria intends to challenge the adjustment. Upon the adjustment becoming final, Vencor shall be required to pay to Atria the additional tax (without interest) which Atria is required to pay as a result of the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or (ii) a determination that the adjustment results in a Temporary Difference.

          (d) If as a result of an audit of an income tax return of the Atria Group or any member thereof an adjustment is made by a tax regulatory authority or pursuant to an amended return or refund claim which results in a decrease in the tax payable by the Atria Group and which might conceivably result in a Temporary Difference, Atria shall give prompt notice thereof to Vencor setting forth in detail the adjustment and its opinion as to whether the adjustment results in a Permanent Difference or a Temporary Difference. Upon the adjustment becoming final, or the amended return or refund claim being accepted, as applicable, (i) if the adjustment results in a Permanent Difference, no payment shall be made to Vencor and (ii) if the adjustment results in a Temporary Difference, Atria shall be required to pay to Vencor an amount equal to the decrease in tax (without interest) resulting from the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or the amended return or refund claim is accepted, as applicable, or

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(ii) a determination that the adjustment results in a Temporary Difference.

          (e) In the case of an adjustment to a tax return or liability not measured by income which relates to the Division, Atria shall have the sole right to contest such adjustment (at its own cost and expense) and shall be responsible for, or receive the benefit of, any change in tax, interest or penalty that may result therefrom.

          (f) For purposes of this Agreement, the following shall apply:

               (i) The term "TEMPORARY DIFFERENCE" shall mean a tax detriment or tax benefit to the Atria Group or Vencor Group relating to a tax item in one taxable period which creates or results in a corresponding tax benefit or tax detriment to the Vencor Group or Atria Group, respectively, in a different tax period for which the statute of limitations has not expired (or for which mitigation provisions are applicable), and for which no valuation allowance is required to be established, interpreted in accordance with generally accepted accounting principles.

               (ii) The term "PERMANENT DIFFERENCE" means a tax detriment or tax benefit to the Atria Group or Vencor Group which does not create or result in a corresponding tax benefit or tax detriment to the Vencor Group or Atria Group, respectively, in a different tax period for which the statute of limitations has not expired (or for which mitigation provisions are applicable), and for which a valuation allowance is required to be established, interpreted in accordance with generally accepted accounting principles.

If Vencor and Atria disagree as to whether there is a Temporary Difference or Permanent Difference, then the party which would be required to make a payment to the other if there were a Temporary Difference shall refer the issue to the firm of certified public accountants then regularly serving that party. Each party shall be entitled to submit oral and written comments to such firm of certified public accountants setting forth its position. The determination by such firm of certified public accountants shall be final, binding and conclusive upon the parties.

     4. CARRYBACKS. If the consolidated income taxes of the Vencor Group are reduced for a taxable period beginning prior to the Closing Date by reason of a loss or other tax attribute of the Atria Group arising on or after the Closing Date ("ATRIA CARRYBACK"), Vencor shall pay to Atria an amount equal to such reduction in taxes (without interest). The Vencor Group shall take all steps reasonably necessary to receive the maximum reduction in taxes attributable to an Atria Carryback and Atria shall have the right to review and comment on any tax return in which any such Atria Carryback may be claimed. Nothing herein

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shall require, however, that the Atria Group carryback any loss or other tax attribute which it generates. The payment required to be made by Vencor to Atria pursuant to the provisions of this Section 4 shall be made no later than ten days after the tax benefit is actually received, credited or otherwise utilized by Vencor.

     5.   CONTESTING TAX ADJUSTMENTS.

          (a) If an adjustment results in an increase in the Vencor Group's or any member thereof's tax liability affects a taxable year of Vencor beginning prior to the Closing Date, relates to a partnership involved in the Division and results in a Temporary Difference, Atria shall have the right, in its sole discretion, and at its cost, to contest such adjustment.

          (b) If an adjustment results in an increase in the Vencor Group's or any member thereof's liability for a taxable year beginning prior to the Closing Date, involves the Division and a Temporary Difference, but does not relate to a partnership involved in the Division, Vencor shall only be required to contest such adjustment if Vencor's tax counsel determines that it is more likely than not that Vencor will prevail with respect to the issue, and then only at the first administrative level provided for by the applicable tax regulatory authority.

          (c) If an adjustment which increases the Atria Group's or any member thereof's tax liability relates to a partnership and results in a Temporary Difference, Vencor shall have the right, in its sole discretion, and at its cost, to contest such adjustment.

          (d) If an adjustment results in an increase in the Atria Group's or member thereof's tax liability and results in a Temporary Difference, but does not relate to a partnership, Atria shall only be required to contest such adjustment if Atria's tax counsel determines that it is more likely than not that Atria will prevail with respect to the issue, and then only at the first administrative level provided for by the applicable tax regulatory authority.

          (e) If Vencor or Atria contests an adjustment pursuant to the provisions of Sections 5(b) or 5(d), respectively, the cost of contesting such adjustment through the first administrative level shall be borne by the contesting party. If the party which would be obligated to make a payment hereunder as a result of such adjustment is not satisfied with the result obtained at the first administrative level, and desires that the adjustment be contested beyond the first administrative level, such party may do so at its own cost and expense. Such party shall notify the other party of its decision to further contest the adjustment and the other party shall have the right to

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consult with the contesting party if it so desires. No payment shall be required pursuant to Section 3 until an adjustment has been finally determined. For purposes of this Agreement, an adjustment is finally determined on the date on which it may no longer be further contested by administrative or judicial procedure.


          (f) If an adjustment results in a Permanent Difference, only the party whose income was adjusted shall have the right to contest such adjustment and shall do so at its own cost and expense.

     6. COOPERATION. Each of the parties hereto agrees to cooperate with the other in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute or litigation involving, any tax return filed or required to be filed by or for any member of the Vencor Group or the Atria Group for any taxable period beginning before the Closing Date or for which any party may have a liability to the other hereunder. Such cooperation shall include the execution and delivery of any power of attorney or other necessary document to allow a party and its counsel to participate on behalf of any member of the other group and making available, during normal business hours, all books, records and information and the assistance of all employees reasonably necessary or useful in connection with contesting any adjustment made by any tax regulatory authority. If a party desires to copy any books, records and information in the possession of the other party, the party desiring such copies shall bear the expense of making such copies. The assistance of employees shall be without charge.

     7. RETENTION OF BOOKS AND RECORDS. Vencor and Atria each agree to retain all tax returns, related schedules, work papers and all material records and other documents with respect to all taxable periods ending on or before the Closing Date until the expiration of the statute of limitations (including extensions thereof) of the taxable period to which such tax returns and other documents relate.

     8. RESOLUTION OF DISPUTES. If any dispute arises between the parties for which no specific resolution is provided for herein, then such dispute shall be settled pursuant to the dispute resolution provisions contained in the Incorporation Agreement dated June __, 1996 entered into by and among Atria, Vencor and certain affiliates of Vencor.

     9. INDEMNIFICATION BY VENCOR. Vencor hereby agrees to indemnify each member of the Atria Group for, and hold each member of the Atria Group harmless from, any taxes, interest or penalties which such member of the Atria Group incurs by reason of having been included in Vencor's consolidated group for any period beginning before the Closing Date, other than any


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liability which such member of the Atria Group has to Vencor under the terms of this Agreement.

     10. EXPENSES. Unless otherwise expressly provided in this Agreement, each party shall bear its own expenses which arise as a result of its rights and obligations under this Agreement.

     11. ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any tax between or among any member of the Vencor Group and the Atria Group. Any and all of such other agreements are hereby canceled and any rights or obligations existing thereunder are hereby deemed fully and finally settled.

     12. AMENDMENT. This Agreement may be amended from time to time only by a written agreement executed by each of the parties hereto.

     13. NOTICES. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and be personally delivered against a written receipt, delivered to a reputable messenger service (such as Federal Express, DHL Courier, United Parcel Service, etc.) for overnight delivery, transmitted by confirmed telephonic facsimile (fax) or transmitted by mail, registered, express or certified, return receipt requested, postage prepaid, addressed as follows:

     If to Vencor:                     3300 Capital Holding Center
                                       400 West Market
                                       Louisville, Kentucky 40202
                                       Fax:  (502) 596-1104
                                       Attention:  Chief Financial Officer

     If to Atria:                      515 West Market Street
                                       Louisville, Kentucky 40202
                                       Fax:  (502) 596-4160
                                       Attention:  Chief Financial Office

All notices, demands and requests shall be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax, or upon being deposited in the United States mail in the manner provided in this Section 13. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of a fax, or the date on the return receipt, as applicable. If any party refuses delivery, the notice, demand or request shall be deemed received two days after the notice,

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demand or request was delivered to a reputable messenger service or deposited in the United States mail.

     14. CAPTIONS; SECTION REFERENCES. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement,
or the intent of any provision hereof.   All references herein to Sections
shall refer to Sections of this Agreement unless the context clearly requires otherwise.

     15. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 VENCOR, INC.

                                                 By:____________________________

                                                 Title:________________________

                                                 ATRIA COMMUNITIES, INC.

                                                 By:___________________________

                                                 Title:________________________




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